Exhibit 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT
OF ANTHONY M. BRUNO, JR.

THIS AMENDMENT is made as of June 25, 2008 (the “Effective Date”) by and among GREATER COMMUNITY BANK, a New Jersey commercial banking corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 (the “Bank”), GREATER COMMUNITY BANCORP, a New Jersey business corporation having its principal place of business at 55 Union Boulevard, Totowa, New Jersey 07512 (“GCB”), and ANTHONY M. BRUNO, JR. (the “Employee”).

RECITALS:

WHEREAS, the parties hereto entered into an agreement dated as of March 2, 2005 entitled “Employment Agreement of Anthony M. Bruno, Jr.,” as previously amended on August 15, 2006, and as further amended on December 20, 2006 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement in order to comply with Internal Revenue Code Section 409A and the applicable federal regulations thereto; and

WHEREAS, GCB has entered into an agreement and plan of merger with Valley National Bancorp ("Valley") dated March 19, 2008 pursuant to which GCB will merge into Valley (the "Merger"); and

WHEREAS, GCB and Valley wish to provide a payment and certain benefits to Employee upon the Merger in satisfaction of Bank's obligations under the Agreement.

NOW, THEREFORE, it is agreed as follows:

1.             Section 11.b of the Agreement is amended and restated in its entirety to read as follows:

(b)           Voluntary Termination After Change in Control.  Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate his employment under this Agreement by December 31 of the year in which a change in control of GCB or the Bank occurs, and Employee shall thereupon be entitled to receive the payment described in Paragraph 11.a of this Agreement.

2.            The following new section 11.c is added the Agreement:

It is intended that (A) each payment or installment of payments provided under this Section 11 is a separate “payment” for purposes of Code Section 409A and (B) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals) and 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception).

3.           Upon the merger of GCB into Valley, GCB shall pay Employee a lump sum payment of $1,250,000.  In addition, Valley, at its cost, shall provide Employee with the benefits described in Section 5(d) and 5(e) of the Agreement until one year after the consummation of the Merger; provided that such benefits shall not be required to the extent that Valley provides the same or similar benefits to Employee pursuant to Employee's employment by Valley following the Merger.

4.           Upon satisfaction of the obligations to Employee pursuant to Section 3 above, the parties shall have no further obligations to each other under the Agreement.

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Effective Date.

ATTEST:	GREATER COMMUNITY BANK

/s/ Margaret Johnson	By:	/s/ Stephen J. Mauger
Margaret Johnson		Stephen J. Mauger
Senior Vice President, Treasurer
and Chief Financial Officer

ATTEST:	GREATER COMMUNITY BANCORP

/s/ Margaret Johnson	By:	/s/ Stephen J. Mauger
Margaret Johnson		Stephen J. Mauger
Senior Vice President, Treasurer
and Chief Financial Officer

WITNESS:	EMPLOYEE

/s/ Margaret Johnson	/s/ Anthony M. Bruno, Jr.
Margaret Johnson	Anthony M. Bruno, Jr.